           Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact: Glen Akselrod, Bristol Capital

(905) 326-1888, Ext. 1

glen@bristolir.com

Aqua Metals Advances Key Strategic Initiatives During Second Quarter 2022

Company remains on plan to for revenue generation in 2023

Second Quarter and Recent Highlights:

●	Aqua Metals has successfully recovered all the high-value metals from used lithium-ion batteries, including high purity lithium hydroxide, copper, nickel, cobalt, and manganese dioxide.

●	Proved at bench scale our clean and economical metals recycling process.

●	Initiated the deployment of our first lithium-ion recycling pilot operation at our Innovation Center in Tahoe-Reno Industrial Center, which will begin operations later this year.

●

Signed a Letter of Intent with Dragonfly Energy Corporation, a  leader in lithium-ion deep cycle batteries, Dragonfly would purchase commercial quantities of lithium hydroxide for ongoing development of solid state lithium-ion battery technologies and future manufacturing activities

●	AquaRefining equipment arrived at our first international partner, ACME Metals Enterprise in Taiwan, with commissioning expected later in Q3.

●	100% of our operations, including offices and the Innovation Center, are and will be 100% powered by renewable energy, reinforcing Aqua Metals’ commitment to the environment.

Reno, Nev., July. 18, 2022 (GLOBE NEWSWIRE) -- Aqua Metals, Inc. (NASDAQ: AQMS) (“Aqua Metals" or the "Company”), which is reinventing metals recycling with its AquaRefining™ technology, today announced results for the second quarter ended June 30, 2022.

“We are developing what we believe is the cleanest and most cost-efficient lithium-ion battery recycling solution that is fundamentally non-polluting, offering a competitive superior metals recycling solution,” commented Steve Cotton, President and Chief Executive Officer. “Our progress in the second quarter reinforces our confidence in our path to revenue, through multiple financial strategies and partnerships designed to rapidly grow our business.”

The research team at the Aqua Metals Innovation Center in the Tahoe-Reno Industrial Center is continuing to advance research and development initiatives to further differentiate the Company’s technology. During the quarter, the Company announced that it had plated high purity cobalt and produced manganese dioxide from lithium-ion battery black mass. With the production of these two materials, the Company has successfully recovered all the high-value metals from used lithium-ion batteries, including lithium hydroxide, copper, and nickel, proving at bench scale the clean and economical metals recycling process. Based on the successful results to date, the Company has initiated the deployment of a lithium-ion battery recycling pilot at its Innovation Center  that will be installed, commissioned, and begin operations later this year.  Aqua Metals also announced it signed a Letter of Intent to partner with Dragonfly Energy, an innovative company that recognizes AquaRefining’s superior, high-value Li recovery approach with the lowest environmental footprint of any technology currently under development.

During the second quarter of 2022, the shipments of our third-generation (version 1.5) PB AquaRefining Aqualyzers arrived at ACME Metals. Installation and commissioning will begin in Q3 of 2022

2022 Q2 Financial Results

During the second quarter of 2022, Aqua Metals continued to focus on research and development activities to enhance its ability to recycle metals found in lithium-ion batteries and the preparation of commissioning of the ACME Metals’ facility. The Company was not in commercial production during 2022 and, as a result, generated no significant revenue during the quarter.

Cost of product sales decreased by approximately 51% during the quarter to $1.0 million compared to $2.1 million in Q2 2021. The cost of product sales decreased during Q2 2022 due to wrapping up the plant clean-up project.

Research and development costs included expenditures related to improving the Lithium-ion battery AquaRefining technology. Research and development increased approximately 196% during the second quarter compared to the three months ended June 30, 2021. Research and development is a crucial part of our business strategy and includes our focus on continuous product improvement of the Company's proprietary technology for LAB recycling and further advancing our development related to the application of AquaRefining to recycling lithium-ion batteries. These costs also include expenditures toward building our pilot plant, which is expected to be commissioned later this year.

General and administrative expenses increased approximately 12% for the three months ended June 20, 2022, compared to the three months ended June 30, 2021. Increases in general and administrative expenses included changes in stock-based compensation and an increase in professional fees.

For the second quarter of 2022, the Company had an operating loss of $4.0 million, compared to an operating loss of $4.4 million for the second quarter of 2021. The net loss for the second quarter of 2022 was $3.2 million, or $0.04 per basic and diluted share, compared to a net loss of $8.0 million, or $0.12 per basic and diluted share, for the second quarter of 2021.

As of June 30, 2022, the Company had $6.4 million in cash and cash equivalents.

Conference Call and Webcast

The Company will hold a conference call to discuss those results and corporate developments at 4:30 p.m. (EDT) the same day. Investors can access the live call by dialing (877)-407-9708 toll free or (201)-689-8259 for international callers. Participants have the option of attending the earnings call online by accessing the following link: https://event.webcasts.com/starthere.jsp?ei=1559051&tp_key=916ebbe185

The results call will include PowerPoint presentation slides, so if you do listen via telephone, please log in online to view those slides. A live webcast or replay of the earnings conference call is also available via the company website, and can be found at the following link: https://ir.aquametals.com/ir-calendar. A telephone replay will be available until January 11, 2023, by dialing (877)-660-6853 or (201)-612-7415 and using Pin Number 13731415.

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing metals recycling with its patented hydrometallurgical AquaRefining™ technology. Unlike smelting, AquaRefining is a room temperature, water-based process that emits less pollution. The modular Aqualyzers™ cleanly generate ultra-pure metal one atom at a time, closing the sustainability loop for the rapidly growing energy storage economy. The Company’s offerings include equipment supply, services, and licensing of the AquaRefining technology to recyclers across the globe. Aqua Metals is based in Reno, Nevada. To learn more, please visit www.aquametals.com.

Aqua Metals Social Media

Aqua Metals has used, and intends to continue using, its investor relations website (https://ir.aquametals.com), in addition to its Twitter, LinkedIn and YouTube accounts at https://twitter.com/AquaMetalsInc (@AquaMetalsInc), https://www.linkedin.com/company/aqua-metals-limited and https://www.youtube.com/channel/UCvxKNWcB69K0t7e337uQ8nQ respectively, as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc. Forward-looking statements include, but are not limited to, our plans, objectives, expectations and intentions and other statements that contain words such as "expects," "contemplates," "anticipates," "plans," "intends," "believes", "estimates", "potential" and variations of such words or similar expressions that convey the uncertainty of future events or outcomes, or that do not relate to historical matters. The forward-looking statements in this press release include our expectations for our Aqua Metals Innovation Center, our ability to develop our AquaRefining technologies for the recycling of lithium-ion batteries and the expected benefits of our Innovation Center, the recycling of lithium-ion batteries and our deployment of AquaRefining technology and equipment to our Taiwan partner’s facility. Those forward-looking statements involve known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially. Among those factors are: (1) the risk that we may not derive the expected benefits from our Aqua Metals Innovation Center; (2) the risk we may not be able to recycle lithium-ion batteries using our AquaRefining process or, if we do, derive the expected benefits from such recycling; (3) the risk that we may experience COVID-19 related delays in deploying equipment and technology to our Taiwan partner; (4) the risk that licensees may refuse or be slow to adopt our AquaRefining process as an alternative to smelting in spite of the perceived benefits of AquaRefining; (5) the risk that we may not realize the expected economic benefits from any licenses we may enter into; (6) the risk that we may not be able to access additional capital, through the sale of our TRIC facilities and equipment or otherwise, as and when needed and (7) those other risks disclosed in the section "Risk Factors" included in our Annual Report on Form 10-K filed on February 24, 2022. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

AQUA METALS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30, 2022	December 31, 2021
	(unaudited)	(Note 2)
ASSETS
Current assets
Cash and cash equivalents	$6,425	$8,137
Accounts receivable	234	269
Lease receivable, current portion	16,037	920
Inventory	28	123
Assets held for sale	1,100	2,633
Prepaid expenses and other current assets	310	356
Total current assets	24,134	12,438

Non-current assets
Property and equipment, net	3,308	2,367
Intellectual property, net	550	640
Investment in LINICO	2,000	1,500
Lease receivable, non-current portion	—	15,528
Other assets	893	796
Total non-current assets	6,751	20,831

Total assets	$30,885	$33,269

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$898	$685
Accrued expenses	2,331	3,005
Lease liability, current portion	288	388
Total current liabilities	3,517	4,078

Building purchase deposit	1,250	1,328
Lease liability, non-current portion	434	330
Total liabilities	5,201	5,736

Commitments and contingencies

Stockholders’ equity
Common stock; $0.001 par value; 100,000,000 shares authorized; 75,772,815 and 70,416,552 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	76	70
Additional paid-in capital	217,030	211,309
Accumulated deficit	(191,422)	(183,846)
Total stockholders’ equity	25,684	27,533

Total liabilities and stockholders’ equity	$30,885	$33,269

AQUA METALS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Product sales	$4	$—	$4	$—

Operating cost and expense
Cost of product sales	1,048	2,138	2,043	3,749
Research and development cost	521	176	1,072	465
General and administrative expense	2,390	2,129	5,154	4,428
Total operating expense	3,959	4,443	8,269	8,642

Loss from operations	(3,955)	(4,443)	(8,265)	(8,642)

Other income and (expense)
Insurance proceeds net of related expenses	—	460	—	448
PPP loan forgiveness	—	201	—	332
Gain (loss) on disposal of property and equipment	739	(4,254)	590	(4,254)
Interest expense	(12)	(4)	(12)	(9)
Interest and other income	62	24	113	25

Total other income (expense), net	789	(3,573)	691	(3,458)

Loss before income tax expense	(3,166)	(8,016)	(7,574)	(12,100)

Income tax expense	—	—	(2)	(2)

Net loss	$(3,166)	$(8,016)	$(7,576)	$(12,102)

Weighted average shares outstanding, basic and diluted	75,215,009	68,152,296	73,584,761	67,518,650

Basic and diluted net loss per share	$(0.04)	$(0.12)	$(0.10)	$(0.18)